Exhibit 10 (e)(iii)
         FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


THIS FIRST AMENDMENT to the Employment Agreement by and between SCHERING-PLOUGH CORPORATION, a New Jersey corpora-tion (the "Company"), and HUGH A. D'ANDRADE (the "Employee") dated as of June 28, 1994 (the "Employment Agreement"), made and entered into as of this 1st day of March, 1995;

WHEREAS, the Company and the Employee wish to amend the Employment Agreement as set forth below;

NOW, THEREFORE, IN CONSIDERATION of the mutual promises, covenants and agreements set forth below, it is hereby agreed as follows:

1. Subparagraph (j)(i) of Section 3 of the Employment
Agreement is hereby amended to read in its entirety as follows:

(i) Supplemental Retirement Plan ("SRP"). (I) An unfunded, non-tax-qualified annual pension supplement (the "Normal Supplement"), subject to the terms and conditions set forth below, in the amount by which the greatest of (A) or (B) or
(C), exceeds (D), where:

(A) is two percent (2%) of the Employee's "final average earnings" (the average of his Annual Base Salary over the highest sixty (60) consecutive months in his last one hundred twenty (120) months of employment with the Company plus the average of his last five (5) annual awards from the Cash Bonus Plans) times his years of service with the Company up to twenty (20) years plus

one percent (1%) of the same "final average earnings" times his years of service with the Company in excess of twenty
(20) years;

(B) is thirty-five percent (35%) of the Employee's "final average earnings", as defined hereinabove; provided, however, that this subparagraph (B) shall apply only if the Employee is in the employ of the Company when he reaches age sixty (60) with at least ten (10) years of service with the Company;

 (C) is fifty-five percent (55%) of the Employee's "final average earnings", as defined hereinabove; provided, however, that this subparagraph (C) shall apply only if the Employee is in the employ of the Company on or after he reaches age sixty-two (62); and

(D) is the sum of (I) the Employee's pension from the Company's qualified retirement plan and retirement benefits equalization plan applicable to him and (II) the amount of any benefits paid under the Company's Supplemental Executive
Retirement Plan or any successor or replacement plan
(collectively with the SRP, the "SERP").

(II) In the event the Employee elects to retire prior to age sixty-five (65) ("Early Retirement"), the Employee shall be entitled, in lieu of the Normal Supplement, to an un-funded, non-tax-qualified annual pension supplement (the "Early Retirement Supplement"), subject to the terms and conditions set forth below, equal to the amount by which
(AA) exceeds (BB) below, where:

   (AA) is the amount computed in accordance with (A) of subsection (I) of this Section 3(j)(i) or, if applicable and greater, (B) or (C) of such subsection (I), reduced four percent (4%) for each year that the Employee's retirement precedes age sixty-two (62); provided, however, that such amount shall not be less than thirty-five percent (35%) of the Employee's "final average earnings" if the Employee's early retirement occurs on or after he reaches age sixty
(60) with at least ten (10) years of service; and

   (BB) is the sum of (I) the Employee's pension payable at early retirement from the Company's qualified retirement plan and retirement benefits equalization plan applicable to him and (II) the amount of any benefits paid under the Company's Supplemental Executive Retirement Plan or any successor or replacement plan.

(III) Any SRP that becomes payable pursuant to subsection
(I) or (II) of this Section 3(j)(i) shall be payable as follows.

(AAA) If payable, the Normal Supplement or the Early Retirement Supplement, as the case may be, shall commence to be paid upon the date of the Employee's retirement. The Normal Supplement or the Early Retirement Supplement, as the case may be, shall be computed on a straight life annuity basis, with an option to the Employee to receive the actuarial equivalent of such supplement under a joint and survivor's annuity; provided, however, that in the event the Employee retires from the employ of the Company on or after he reaches age sixty-two (62), the Employee shall be entitled to receive the Normal Supplement (without any reduction) on a straight life annuity basis and after the Employee's death, his surviving spouse shall be entitled to receive annually for the duration of her life a survivor's benefit (the "Survivor's Benefit") equal to the amount by which (i) 45% of "final average earnings" (as defined in (A) of subsection (I) of this Section 3(j)(i)) (without any reduction) exceeds (ii) the amount payable to her set forth in clause (D) of subsection (I) of this Section 3(j)(i). If the Employee's benefits under the Company's qualified retirement plan are to continue after his death for the benefit of his surviving spouse or a designated beneficiary, then he shall have the right at any time to change the recipient of any survivorship benefit payable under the SRP; provided, however, that any such change, if made after the applicable deadline set forth in the qualified retirement plan, shall not affect the amount of the benefit payable under the SRP as originally calculated or the term for which such benefit is payable, also as originally calculated.

(BBB) Notwithstanding the foregoing, the Employee shall be entitled to elect that the SRP shall be paid in accordance with any optional form of benefit available under the Company's qualified retirement plan or as provided in subsection (CCC) below.

(CCC) The Employee may elect (the "Employee's Lump Sum Election") to receive payment of the actuarial equivalent of the aggregate of his Normal Supplement or Early Retirement Supplement, as the case may be (the "Employee's Benefit") and the Survivor's Benefit in a lump sum in cash or in up to five equal annual cash installments on or commencing on the date of his retirement or the first day of any month thereafter not later than the second anniversary of the date of his retirement. If the Employee dies after retirement or deemed retirement with an Employee's Lump Sum Election in effect but prior to the payment of the full amount of the lump sum or annual installments due thereunder, payment of the unpaid amount thereof shall be made to his surviving spouse, designated beneficiary or estate in accordance with his election. Payment made in accordance with this subsection (CCC) to the Employee, his surviving spouse, designated beneficiary or estate shall constitute full and complete satisfaction of the Company's obligation in respect of the Employee's Benefit and the Survivor's Benefit.

(DDD) If the Employee does not make the Employee's Lump Sum Election, the Employee's surviving spouse may elect (the "Survivor's Lump Sum Election") to receive the actuarial equivalent of the Survivor's Benefit, if any, in a lump sum in cash or in up to five equal annual cash installments. A lump sum or installments so elected by a surviving spouse shall be paid on or commencing on the first day of the month next following the month of the Employee's death, or the first day of any month thereafter not later than the first day of the month coincident with or next following the second anniversary of his death.

(EEE) The Employee's Lump Sum Election and the Survivor's
Lump Sum Election shall be made, and may be rescinded, in the same manner and at the same times as are prescribed for the analogous elections under the Company's Supplemental
Executive Retirement Plan or any successor or replacement plan (the "Basic SERP") or, at any time when there is no Basic SERP in effect, in accordance with procedures specified by the Executive Compensation and Organization
Committee of the Board of Directors of the Company (the
"Committee"). The amount of any lump sum or installment payments of the Employee's Benefit or Survivor's Benefit shall be computed in the same manner as is prescribed for the analogous computations under the Basic SERP or, at any time when there is no Basic SERP in effect or there are no analogous computations provided under the Basic SERP, as specified by the Committee.

(FFF) Notwithstanding any timely Employee's Lump Sum Election or Survivor's Lump Sum Election, neither the Employee nor the Employee's surviving spouse shall have the right to receive the SRP in a form provided for in subsection (CCC) or subsection (DDD), as the case may be, if the Employee's employment is terminated for Cause (as defined below). In the event the Employee dies before retirement or deemed retirement, the Company shall have no obligation in respect of the Employee's Benefit, and shall be obligated to pay the Survivor's Benefit to his spouse, if, but only if, the Employee's spouse shall survive him.

(GGG) The Committee may, in its sole discretion, defer the payment of any lump sum or annual installment of the Employee's Benefit to the Employee, if the Employee is, at the time such amount would otherwise be paid, a "covered employee" as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, if such payment would be subject to such Section's limitation on deductibility; provided, however, that such payment shall not be deferred to a date later than the earliest date in the year in which such payment would not be subject to such limitation; and further provided that the Company shall, at the time of payment of any amount so deferred, pay interest thereon from the due date thereof at a rate equal to the actual yield on three-month U.S. Treasury bills as reported in the Wall Street Journal on the first business day of each calendar quarter, compounded quarterly.

(IV) In determining the SRP, the following rules shall apply:

(AAAA)If, during the Employment Period, the Employee's employment terminates by reason of death, or the Company terminates the Employee's employment for Disability or otherwise than for Cause, or the Employee terminates his employment either for Good Reason or without any reason during the Window Period (as the terms Disability, Cause, Good Reason and Window Period are hereinafter defined), then, in any such event, the references to final average earnings, age and retirement in this subparagraph (j)(i) of
Section 3 shall be read in a manner that takes into account the provisions in paragraphs (a)(iv), (b) and (c) of Section 5 of this Agreement regarding deemed compensation, deemed age and deemed retirement, and the time of payment of the SRP shall be determined in accordance with such provisions.

(BBBB) Except as otherwise specifically provided for in this Agreement, the provisions of the Company's qualified retirement plan and of the Basic SERP applicable to the Employee shall apply to the SRP provided hereunder.

2. Subparagraph (a)(iv) of Section 5 is hereby amended to read in its entirety as follows:

(iv) for all purposes of subparagraph (j)(i) of Section 3 above (including without limitation both the computation and time of payment of the SRP), the Employee shall be deemed to have retired at age 62 on the Date of Termination with final average earnings computed as if the compensation for his final three years consisted of the compensation paid pursuant to subparagraph (a)(i)(B) of this Section 5 and the compensation for the two years preceding his final three years consisted of the compensation actually paid to him with respect to the year in which the Date of Termination occurs (including without limitation the compensation payable pursuant to subparagraph (a)(i)(A) of this Section
5) and the compensation actually paid to him with respect to the year preceding the year in which the Date of Termination occurs.

3. Subparagraph (b) of Section 5 is hereby amended by adding the following sentences at the end thereof:

For all purposes of determining the Survivor's Benefit, if any, pursuant to subparagraph (j)(i) of Section 3 above (including without limitation both the computation and time of payment of the Survivor's Benefit), the Employee shall be deemed to have attained age 62 and retired immediately before his death. For purposes of determining the Supplemental Retirement Amount payable pursuant to this subparagraph (b), references in the definition of "Supplemental Retirement Amount" set forth in subparagraph
(a)(i)(C) of this Section 5 to the Employee's retirement benefits shall be deemed to refer to the Survivor's Benefit and the other retirement benefits payable to the Employee's surviving spouse and/or beneficiaries and estate.
4. Subparagraph (c) of Section 5 is hereby amended by adding the following sentence at the end thereof:

For all purposes of determining the SRP pursuant to subparagraph (j)(i) of Section 3 above (including without limitation both the computation and the time of payment of the SRP), the Employee shall be deemed to have retired at age 62 on the Date of Termination.

5. Section and other headings contained in the Employment
Agreement, as hereby amended, are for reference purposes only and are not intended to interpret, define or limit any provision of such Agreement.

6. This First Amendment and the Employment Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to the subject matter hereof. The Employment Agreement, as amended by this First Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

 IN WITNESS WHEREOF, the Employee and, pursuant to due authorization from its Board of Directors, the Company have caused this Agreement to be executed as of the day and year first above written.

                            Hugh A. D'Andrade
                            _____________________________
                            Hugh A. D'Andrade


                            SCHERING-PLOUGH CORPORATION

                            Robert P. Luciano
                            ______________________________
                            Robert P. Luciano
                            Chairman of the Board and Chief
                            Executive Officer

18152-1